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                                   EXHIBIT 14

                                 CODE OF ETHICS
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                                                                      EXHIBIT 14

                        COMMUNITY SHORES BANK CORPORATION

                                 CODE OF ETHICS

I.       OVERVIEW

         Community Shores Bank Corporation's Code of Ethics sets forth the guiding principles by which we intend to operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Community Shores Bank Corporation and all of its subsidiaries (referred to as the "Company").

II.      PRINCIPLES

COMPLYING WITH LAWS, REGULATIONS, POLICIES AND PROCEDURES

         All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with the Company. Employees are responsible for talking to their managers or compliance officer to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

CONFLICTS OF INTEREST

         All directors, officers and employees of the Company should avoid any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer, or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Employees are encouraged to utilize the Company's products and services, but this must be done on an arm's length basis.

         Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with their supervisor or manager. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel, and take reasonable steps to handle the conflict of interest in an ethical manner that avoids the conflict having an adverse affect on the Company.

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CORPORATE OPPORTUNITY

         Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information, or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

         Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically required by laws, regulations, or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company or its customers or employees if disclosed.

FAIR DEALING

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior and diligent performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

         Each director, officer and employee is expected to deal fairly with the Company's customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

PROTECTION AND PROPER USE OF ASSETS

         Directors, officers and employees should take reasonable steps to protect the Company's assets and provide for their efficient use. All of the Company's assets should be used for legitimate business purposes.

PUBLIC COMPANY REPORTING

         As a public company, it is important that the Company's filings with the Securities and Exchange Commission and other public communications be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assist the Company in making its public reports and other public communications complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

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FINANCIAL STATEMENTS AND OTHER RECORDS

         All of the Company's books, records, accounts and financial statements should be maintained in reasonable detail, appropriately reflect the Company's transactions and conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. Records should be retained or destroyed according to the Company's record retention policies.

III.     REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

         Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is a reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Audit Committee of the Board of Directors of the Company.

NON-RETALIATION

         The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violation of this Code or other known or suspected illegal or unethical conduct.

IV.      AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended or modified by the Board of Directors of the Company. Waivers of this Code for directors or executive officers may only be granted by the Board of Directors. Waivers of this Code that relate to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or to directors or other executive officers of the Company will be publicly disclosed, with the reasons for the waiver, to the extent required by the Securities Exchange Act of 1934 and the rules under the Act.

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